United States securities and exchange commission logo





                        March 20, 2024

       James Murphy
       Interim Chief Financial Officer
       Mustang Bio, Inc.
       377 Plantation Street
       Worcester, Massachusetts 01605

                                                        Re: Mustang Bio, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 15,
2024
                                                            File No. 333-278006

       Dear James Murphy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences